                           CO-ADMINISTRATION AGREEMENT

                              TERMS AND CONDITIONS

               This Agreement is made as of ____________ ___, 1997 by and between Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. (the "Fund"), a Maryland corporation, and PFPC Inc. ("PFPC"), a Delaware corporation, which is an indirect, wholly owned subsidiary of PNC Bank Corp.

               The Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund wishes to retain PFPC to provide certain administration and accounting services, and PFPC wishes to furnish such services.

               In consideration of the promises and mutual covenants herein contained, the parties agree as follows:

        1.     Definitions.

               (a) "Authorized Person." The term "Authorized Person" shall mean any officer of the Fund and any other person, who is duly authorized by the Fund's Board of Directors, to give Oral and Written Instructions on behalf of the Fund. Such persons are listed in the Certificate attached hereto as the Authorized Persons Appendix to each Services Attachment to this Agreement. If PFPC provides more than one service hereunder, the Fund's designation of Authorized Persons may vary by service.

               (b) "Board of Directors." The term "Board of Directors" shall mean the Fund's Board of Directors or, where duly authorized, a competent committee thereof.

               (c) "CFTC." The term "CFTC" shall mean the Commodities Futures Trading Commission.

               (d) "Oral Instructions." The term "Oral Instructions" shall mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

               (e) "PNC." The term "PNC" shall mean PNC Bank or a subsidiary or affiliate of PNC Bank.

               (f) "SEC." The term "SEC" shall mean the Securities and Exchange Commission.

               (g) "Securities and Commodities Laws." The terms the "1933 Act" shall mean the Securities Act of 1933, as amended, the

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended, the "1940 Act" shall mean the Investment Company Act 1940, as amended, and the "CEA" shall mean the Commodities Exchange Act, as amended.

               (h) "Services." The term "Services" shall mean the service provided to the Fund by PFPC.

               (i) "Shares." The term "Shares" shall mean the shares of any class of common stock, par value $.001 per share, of the Fund.

               (j) "Property." The term "Property" shall mean:

                   (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PNC or which PNC may from time to time hold for the Fund;

                   (ii) all income in respect of any of such securities or other investment items;

                   (iii) all proceeds of the sale of any of such securities or investment items; and

                   (iv) all proceeds of the sale of securities issued by the Fund, which are received by PNC from time to time, from or on behalf of the Fund.

               (k) "Written Instructions." The term "Written Instructions" shall mean written instructions signed by one Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

        2.     Appointment.

               The Fund hereby appoints PFPC to provide administration and accounting services, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

        3.     Delivery of Documents.

               The Fund has provided or, where applicable, will provide PFPC with the following:

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               (a)   certified or authenticated copies of the resolutions of the
                     Board of Directors, approving the appointment of PNC or its affiliates to provide services to the Fund;

               (b) a copy of the Fund's most recent effective registration statement;

               (c)   a copy of the Fund's advisory agreement;

               (d)   a copy of the Fund's distribution agreements;

               (e) a copy of the Fund's co-administration agreement if PFPC is not providing the Fund with such services;

               (f) copies of any shareholder servicing agreements made in respect of the Fund; and

               (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

        4. Compliance with Government Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and the CEA, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

        5.     Instructions.

               Unless otherwise provided in this Agreement, PFPC shall act only upon Oral and Written Instructions.

               PFPC shall be entitled to rely upon any Oral and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Board of Directors or of the Fund's shareholders.

               The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Fund further agrees that PFPC shall incur no liability to the Fund in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

        6.     Right to Receive Advice.

               (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral or Written Instructions, from the Fund.

               (b) Advice of Counsel. If PFPC shall be in doubt as to any questions of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser (the "Adviser") or PFPC, at the option of PFPC).

               (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral or Written Instructions PNC receives from the Fund, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel.

               (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral or Written Instructions.

               Nothing in this paragraph shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

        7.     Records.

               The books and records pertaining to the Fund, which are in the possession of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, or the Fund's Authorized Persons, shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person of the Fund, at the Fund's expense.

               PFPC shall keep the following records:

               (a) all books and records with respect to the Fund's books of account;

               (b)    records of the Fund's securities transactions; and

               (c) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act and as specifically set forth in Appendix A hereto.

        8.     Confidentiality.

               PFPC agrees to keep confidential all records of the Fund and information relative to the Fund and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld. The Fund further agrees that, should PFPC be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), PFPC shall not be required to seek the Fund's consent prior to disclosing such information.

        9.     Liaison with Accountants.

               PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

        10.    Disaster Recovery.

               PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

        11.    Compensation.

               As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

        12.    Indemnification.

               The Fund agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, the CEA, and any state and foreign securities and blue sky laws, and amendments thereto, and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which PFPC takes or does not take (a) at the request or on the direction of or in reliance on the advice of the Fund or (b) upon Oral or Written Instructions. Neither PFPC, nor any of its nominees, shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

        13.    Responsibility of PFPC.

               PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC, in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be responsible for its own negligent failure to perform its duties under this Agreement. Notwithstanding the foregoing, PFPC shall not be responsible for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and provided further that PFPC shall only be responsible for that portion of losses or damages suffered by the Fund that are attributable to the negligence of PFPC.

               Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC, in connection with its duties under this Agreement, shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

               Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC's performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC.

        14.    Description of Accounting Services.

               (a) Services on a Continuing Basis. PFPC will perform the following accounting functions if required:

                      (i) Journalize the Fund's investment, capital share and income and expense activities;

                      (ii) Verify investment buy/sell trade tickets when received from the Adviser and transmit trades to the Fund's custodian for proper settlement;

                      (iii) Maintain individual ledgers for investment securities;

                      (iv)   Maintain historical tax lots for each security;

                      (v) Reconcile cash and investment balances of the Fund with the custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

                      (vi) Update the cash availability throughout the day as required by the Adviser;

                      (vii) Post to and prepare the Fund's Statement of Assets and Liabilities and the Statement of Operations;

                      (viii) Calculate various contractual expenses (e.g.,
                             advisory and custody fees);

                      (ix) Monitor the expense accruals and notify the Fund's management of any proposed adjustments;

                      (x) Control all disbursements from the Fund and authorize such disbursements upon Written Instructions;

                      (xi)   Calculate capital gains and losses;

                      (xii)  Determine the Fund's net income;

                      (xiii) Obtain security market quotes from independent
                             pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments;

                      (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

                      (xv)   Compute the net asset value of the Fund;

                      (xvi) As appropriate, compute the Fund's yield, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

                      (xvii) Prepare a monthly financial statement, which will
                             include the following items:

                             Schedule of Investments
                             Statement of Assets and Liabilities
                             Statement of Operations
                             Statement of Changes in Net Assets
                             Cash Statement
                             Schedule of Capital Gains and Losses.

        15.    Description of Administration Services.

               (a)    Services on a Continuing Basis.





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




                      (i) Prepare quarterly broker security transactions summaries;

                      (ii)   Prepare monthly security transaction listings;

                      (iii) Prepare for execution and file the Fund's federal and state tax returns;

                      (iv) Prepare and file the Fund's semiannual reports with the SEC on Form N-SAR;

                      (v) Prepare and file with the SEC the Fund's annual and semiannual shareholder reports;

                      (vi) Assist with the preparation of registration statements and other filings relating to the registration of Shares; and

                      (vii) Monitor the Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended.

        16.    Duration and Termination.
               -------------------------

               This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party.

        17.    Notices.
               --------

               All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to PFPC, at PFPC's address, 400 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such notice or other communication.

        18.    Amendments.
               -----------

               This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

        19.    Delegation.
               -----------

               PFPC may assign its rights and delegate its duties hereunder to any wholly owned direct or indirect subsidiary of PNC Bank or PNC Bank Corp., provided that (a) PFPC gives the Fund thirty (30) days' prior written notice;
(b) the delegate agrees with PFPC to comply with all relevant provisions of the 1940 Act; and (c) PFPC and such delegate promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

        20.    Counterparts.
               -------------

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        21.    Further Actions.
               ----------------

               Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

        22.    Miscellaneous.
               --------------

               This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions.

               The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

               The parties to this agreement agree that the legend attached hereto as Appendix B shall constitute part of the original agreement and shall have the full force and effect and be binding upon the parties as if it were originally included therein.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        PFPC INC.

                                        By: ____________________________
                                            Name: ______________________
                                            Title: _____________________

                                        WARBURG, PINCUS MANAGED EAFE[R]
                                        COUNTRIES FUND, INC.

                                        By: ____________________________
                                            Name: ______________________
                                            Title: _____________________

                                   APPENDIX A





                                      None.

                                   APPENDIX B
                                   ----------

               Warburg, Pincus Managed EAFE[R] Countries Fund, Inc. (the "Fund") is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Morgan Stanley EAFE Index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the Morgan Stanley EAFE Index. Morgan Stanley has no obligation to take the needs of the issuer of the Fund or the owners of the Fund into consideration in determining, composing or calculating the Morgan Stanley EAFE Index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Fund to be issued or in the determination or calculation of the equation by which the Fund is redeemable for cash. Morgan Stanley has no obligation or liability to owners of the Fund in connection with the administration, marketing or trading of the Fund.

                MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EAFE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                                               _______ ___, 1997


Warburg, Pincus Managed EAFE[R] Countries Fund, Inc.
466 Lexington Avenue
New York, New York  10017

        RE:  CO-ADMINISTRATION SERVICE FEES
             ------------------------------

Gentlemen:

               This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Co-Administration Agreement dated _________ ___, 1997 between you (the "Fund") and PFPC. Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to you, you will pay PFPC an annual co-administration fee, to be calculated daily and paid monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Fund, including, but not limited to: postage and handling, telephone, telex, FedEx and outside pricing service charges.

               The annual administration and accounting fee shall be the following percentages of the Fund's average daily net assets:

               Percentage                Net Assets
               ----------                ----------

               0.12                      First             US$250,000,000
               0.10                      Next              US$250,000,000
               0.08                      Next              US$250,000,000
               0.05                      Over              US$750,000,000

               The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

               If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                              Very truly yours,

                                              PFPC INC.

                                              By: ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

Accepted:  WARBURG, PINCUS MANAGED EAFE[R] COUNTRIES FUND, INC.

By:___________________________
   Name: _____________________
   Title: ____________________





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